Exhibit 2.1
Execution Copy
AMENDMENT AND CLOSING AGREEMENT
     This Amendment and Closing Agreement (the “Amendment”), dated as of December 1, 2005, is by and among Washington Mutual Bank, a federal savings bank (“Seller”), WM Financial Services, Inc., a Washington corporation (“WMFS”), and Franklin Bank, S.S.B., a Texas state savings bank (“Purchaser’).
Recitals
     A. Seller and Purchaser are parties to that certain Purchase and Assumption Agreement dated as of June 20, 2005 (the “Agreement”). WMFS is also a party to the Agreement with respect to Sections 1.11, 1.12, 5.11 and 9.02 thereof.
     B. Section 11.01 of the Agreement permits the Agreement to be amended by a writing executed by the parties thereto.
     C. Seller and Purchaser desire to amend the Agreement in certain respects and desire to make certain agreements with respect to the closing of the transaction contemplated by the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and for other good and valuable consideration, Seller, Purchaser and WMFS agree as follows:
     1. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.
     2. This Amendment shall be effective as of December 1, 2005.
     3. The Agreement is hereby amended in the following respects:
          (a) The Index of Defined Terms is hereby amended by adding to it the term “Material Adverse Effect” and the corresponding page number “15”.
          (b) The last sentence of Section 1.01(d) is hereby amended by replacing the word “or” immediately prior to clause (xi) of that sentence with a semicolon and by adding the following to the end of the sentence:
(xii) that is listed on Exhibit 1.01(d)(xii) hereto or (xiii) that is listed on Exhibit 1.01(d)(xiii) hereto;
          (c) Exhibit A hereto is hereby added to the Agreement as Exhibit 1.01(d)(xii) thereto and Exhibit B hereto is hereby added to the Agreement as Exhibit 1.01(d)(xiii) thereto.

          (d) Section 1.11 is hereby amended to add the following sentence at the end of such section:
In addition, notwithstanding the provisions of this Section 1.11, Seller and any Affiliate may continue to engage in all communications and actions necessary or appropriate to service any loan that is attributable to any of the Branches but is an “Excluded Loan” under any of clauses (i) through (xiii) of the last sentence of Section 1.01(d) of this Agreement, but Seller and any Affiliate may not otherwise solicit business (other than general solicitations or statement stuffers not specifically directed or targeted to such customers) from the customers who are obligors under loans that are Excluded Loans pursuant to clause (xii) or clause (xiii) of the last sentence of Section 1.01(d) of the Agreement until the earlier of the Loan Sale Date (as hereinafter defined) or June 30, 2006 and, in the case of such loans acquired by Purchaser pursuant to Section 5.13 of this Agreement, thereafter until December 2, 2008.
          (e) The definition of “Material Adverse Effect” in Section 2.04 is hereby amended by replacing the word “or” at the end of clause (iv) of such definition with a comma and by adding the following at the end of the definition:
          or (v) damage or loss which resulted from Hurricane Rita.
          (f) The Agreement is hereby amended by adding the following new sections:
     5.12 Excluded Loans.
     (a) With respect to any person whose loan is attributable to any of the Branches and is an Excluded Loan, Purchaser agrees that if such person requests between the Closing Date and March 1, 2006 to make a payment with respect to the loan at one of the Branches, Purchaser (i) will accept such payment, (ii) within one (1) business day thereafter, will forward by overnight courier (at Seller’s expense) such payment, together with the date such payment was received by Purchaser, to Seller at the following address:
Washington Mutual Bank
Attn: Consumer Lending
P. O. Box 6868
Lake Worth, FL 33466

and (iii) request such person to make future payments by sending the payments to Seller at the address specified on such person’s loan statement of, if such person does not have a loan statement, will request such person to call Seller at the following number: 888-800-8738. With respect to any person requesting to make such a payment on or after March 1, 2006, Purchaser shall not accept such payment and shall instruct the person to make the payment by sending it to Seller at the address specified in the loan statement or to call the number specified in clause (iii) of the preceding sentence. Notwithstanding the first sentence of this Section 5.12, Purchaser will not accept any pay-off payments from such person but will request that such person send the payment to Seller at the address specified in the loan statement or to call the number specified in clause (iii) of the first sentence of this section. In the event any such person delivers to a Branch after the Closing Date a check from an insurance company relating to damage to property securing the loan on which Seller is a co-payee, Purchaser shall inform such person to send the check to Seller at the following address:
Washington Mutual Bank
MB0114FL
Attention: Loss Drafts
3990 S. Babcock Street
Melbourne, FL 32901
     (b) On or before December 7, 2005, Seller shall mail a notice to customers associated with Excluded Loans described in clause (xii) or clause (xiii) of the last sentence of Section 1.01(d), informing them that Seller will continue to own such loans following Closing. Seller agrees that Purchaser shall have no liability from, and that Purchaser shall hereby be indemnified and held harmless from, any Damages (as defined herein) related in any way to Purchaser’s action in compliance with this section, and the limitations of Section 10 of this Agreement shall not apply to the indemnity obligations of Seller under this section. Purchaser’s obligation under the provisions of this Section 5.12 is subject to Seller’s agreement to and compliance with the foregoing.
     5.13 Purchase and Sale of Certain Excluded Loans.

     (a) Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, on a mutually agreed date between April 1, 2006 and June 30, 2006 (the “Loan Sale Date”) and on the terms set forth below, all of the Excluded Loans which satisfy the following criteria as of the Loan Sale Date: (i) the loan is not an Excluded Loan under any of clauses (i) through (xi) of the definition of Excluded Loan in Section 1.01(d); (ii) the loan has never been placed in any forbearance program or status of the Seller; and (iii) there has been no material damage resulting from Hurricane Rita to any property which secures the loan except for such property where the damage has been substantially repaired so that there has been no material decrease in the value of such property prior to Hurricane Rita. Any loan satisfying the above criteria shall be a “Qualified Excluded Loan”. In addition, Purchaser shall have an option to purchase on the Loan Sale Date any loan described on Exhibit 1.01(d)(xiii), and Seller agrees to sell to Purchaser any such loan which Purchaser so elects to purchase. Any loan purchased by Purchaser pursuant to the immediately preceding sentence shall also be a “Qualified Excluded Loan”.
     (b) The purchase and sale of the Qualified Excluded Loans shall be on the following terms: (i) the purchase price shall be the outstanding unpaid principal balance and accrued interest determined as of the close of business on the Loan Sale Date; (ii) Seller shall provide Purchaser with a written instrument making all representations and warranties with respect to the Qualified Excluded Loans that it has made with respect to the Assets and the Loans hereunder, except that such representations and warranties shall be deemed to have been made on the Loan Sale Date; (iii) Purchaser’s obligation to purchase the Qualified Excluded Loans is subject to and conditioned upon the conditions contained in Sections 6.01, 6.02 and 6.03, except that the references to “Closing Date” contained therein shall, for purposes of this Section, refer to the “Loan Sale Date”; (iv) on the Loan Sale Date, Purchaser shall pay to Seller an amount equal to the aggregate unpaid principal balance and accrued interest on the Qualified Excluded Loans as of the date agreed to by Purchaser and Seller, which date shall be five (5) to ten (10) business days prior to the Loan Sale Date; (v) on the Loan Sale Date, Seller shall perform with respect to the Qualified Excluded Loans such actions as are described in Section 1.07(a) and (b) that are applicable to Loans; (vi) on a date no more than fifteen (15)

calendar days following the Loan Sale Date, Seller and Purchaser shall compute, and make appropriate payment with respect to, the final purchase price for the Qualified Excluded Loans in substantially the same manner as set forth in Section 1.10(a) and (b) with respect to calculation of and payments with respect to the Payment Amount; and (vii) the Qualified Excluded Loans sold by Seller to Purchaser shall be subject to the same indemnification provisions and limitations that would be applicable if they had been included as Assets in the transaction contemplated hereby, except that (x) the references in the first sentence of Section 10.01(a) to “18 months after the Closing Date” shall with respect to the Qualified Excluded Loans mean “18 months after the Loan Sale Date”, (y) the references in Section 10 to “Closing Date” shall with respect to the Qualified Excluded Loans mean “Loan Sale Date”, and (z) for purposes of calculating the Liability Threshold, all amounts attributable to indemnified losses for breaches of representations and warranties shall be cumulative and shall include all such amounts related to indemnified losses with respect to the Qualified Excluded Loans incurred during the period ending 18 months after the Loan Sale Date.
          (g) Exhibit 1.01 to the Agreement is hereby replaced with Exhibit C hereto.
          (h) Exhibit 1.01(g) to the Agreement is hereby replaced with Exhibit D hereto.
     4. Pursuant to Section 1.06 of the Agreement, Purchaser and Seller agree that the Closing Date shall be December 2, 2005 and clarify that the close of business shall be 11:59 p.m., Texas time, on such date.
     5. The parties hereby agree that, notwithstanding Section 1.06(c) of the Agreement, the Estimated Amount shall be calculated as of the following dates: (i) the deposit premium will be calculated using a 10-day average for the period ending November 15, 2005; (ii) the real estate and personal property balances will be as of October 31, 2005; (iii) real estate escrow costs and related taxes will be settled through escrow and such taxes will be prorated through December 2, 2005; and (iv) all other balances will be as of November 15, 2005.
     6. The parties hereby waive the requirement set forth in the first sentence of Section 5.08.

     7. The parties hereby waive compliance with the time periods set forth in Section 5.09 of the Agreement, and Purchaser hereby agrees and acknowledges that it has accepted the status of title and the surveys which have been provided.
     8. With respect to Section 5.10 of the Agreement, the parties agree and acknowledge that there are no Remediation Conditions.
     9. In all respects not inconsistent with the terms of this Amendment, the Agreement shall continue to be in full force and effect in accordance with the terms and conditions thereof, and is hereby ratified and confirmed. From and after the date hereof, each reference to the “Agreement” in the Agreement and in any other instrument or document shall be deemed a reference to the Agreement as amended hereby unless the context otherwise requires.
     10. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, and to the extent applicable, federal law. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

Execution Copy
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the date first written above.

WASHINGTON MUTUAL BANK

/s/ Michael Amato

Name: Michael Amato Title: President, Retail Banking Distribution

FRANKLIN BANK, S.S.B.

/s/ Anthony J. Nocella

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

FRANKLIN BANK, S.S.B.

/s/ Glenn E. Mealey

Name: Glenn E. Mealey
Title: Executive Vice President and Managing
Director

WM FINANCIAL SERVICES, INC.

/s/ Sandy Cavanaugh

Name: Sandy Cavanaugh
Title: President

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